The future of portfolios

Our innovations are leading the world to a new financial infrastructure. Discover how we're improving the portfolios of today and innovating for the portfolios of tomorrow.

Explore now

Quick Links

Price & performance
Fund commentary
Highly rated funds
Alternatives by FT

Explore the evolving landscape of workplace and retirement planning

WHAT WE DO

Explore our capabilities

Across asset classes and styles, our investment managers offer a full range of strategies to meet diverse client needs.



Equity



Fixed income



Multi-asset



Exchange-traded funds



Alternatives

INSIGHTS

Explore our views on market topics and investment themes

View More >


Brandywine GLOBAL

NOVEMBER 20, 2025

Brave new world of AI capex: Giving credit where credit is due

Brandywine Global: The race to build out artificial intelligence (AI) infrastructure has created a growing financing opportunity for credit markets, particularly asset-backed securities.


WESTERN ASSET

NOVEMBER 19, 2025

Muni Monthly: October 2025

Western Asset: The Muni Monthly covers performance, supply and demand technicals, fundamentals and valuations.


FRANKLIN TEMPLETON
The Academy

NOVEMBER 19, 2025

The power of community: How family and friends can supercharge a 529 plan

Leveraging 529 plans and community support can significantly boost college savings. These plans offer potential tax benefits and flexibility. Our Bill Cass explains that involvement from family and friends can provide additional resources and motivation.

Redefining partnership

We believe that success requires more than just expertise — it demands powerful partnerships.

As a forward-thinking asset manager, we build dynamic relationships with our clients, understand their goals, and navigate the complexities of the market together. Our team leverages cutting-edge strategies and deep industry insights to unlock opportunities to help grow wealth. With Franklin Templeton by their side, investors don't prepare for the future — they shape it.

LEXINGTON PARTNERS | Putnam INVESTMENTS | ROYCE Investment Partners | WESTERN ASSET | BENEFIT STREET | B

Trending

Our most viewed funds over the last month

Fund	Asset Class
Western Asset Diversified Income Fund	Fixed Income
Franklin Income Fund	Multi-Asset
Franklin International Low Volatility High Dividend Index ETF	Equity
Franklin Bitcoin ETF	Alternatives
Franklin Dynamic Municipal Bond ETF	Fixed Income
Franklin DynaTech Fund	Equity
Franklin Ethereum ETF	Alternatives


Introducing Franklin XRP ETF (XRPZ)

The Fund has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Fund has filed with the SEC, when available, for more complete information about the Fund and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting franklintempleton.com.

Looking to sign in?

Please use the sign in option at the top of the page.

Back to top


[0] My Cart
About Us
Contact Us
Accounts
Sign In/Register
Website
Access personalized lists, portfolio tools, and manager commentary.
Sign In
Register
Client Accounts
Sign in to manage your accounts online.
Franklin Templeton
Putnam
529 College Savings Plan
FTIOS 403(b) Participant
Help for Account Access

Looking for more information?

Contact your Franklin Templeton advisor consultant to learn more about investment strategies, solutions and services.

Contact us

All investments involve risks, including possible loss of principal.

FINRA's BrokerCheck

You can check the background of your investment professional on FINRA's BrokerCheck.

Client Relationship Summary (Form CRS)

You can learn about the services Franklin Templeton's investment advisers and broker-dealers provide to retail investors by reviewing our Client Relationship Summaries.

Important Information

ALL SITE USERS:

- This site is for U.S. residents only, and using it means you agree to our Public Site Terms of Use, Privacy Policy.
- In general, this site supports the current and prior major release of the following browsers: Microsoft Edge®, Mozilla Firefox®, Safari™ and Chrome.
- Access to our website or your accounts may be delayed during periods of unusual market activity.
- CFA® and Chartered Financial Analyst® are trademarks owned by CFA Institute.

Investments

Daily Returns

- Mutual Funds
- Exchange Traded Funds
- Separately Managed Accounts
- 529 Portfolios
- Interval Funds
- Tender Offer Funds
- Other Products

Additional Capabilities

- Custom Indexing
- Franklin Managed Options Strategies
- Investing in ETFs
- Model Portfolios
- Retirement

Resources

- Morningstar 4- and 5-Star Funds
- Capital Gains Distributions
- Sales Charges & Breakpoints

Managers

Public Markets

- Brandywine Global
- ClearBridge Investments
- Franklin Equity Group
- Franklin Income Investors
- Franklin Mutual Series
- Franklin Templeton Fixed Income
- Franklin Templeton Investment Solutions
- Putnam Investments
- Royce Investment Partners
- Templeton Global Investments
- Templeton Global Macro
- Western Asset

Alternatives

- Benefit Street Partners
- Clarion Partners
- Franklin Templeton Digital Assets
- Franklin Venture Partners
- Lexington Partners

Insights & Practice Management

Insights

- Latest Insights
- Global Investment Management Survey
- Anatomy of Recession
- Technology and Innovation
- Market Volatility Center
- Franklin Templeton Institute

Practice Management

- Franklin Templeton Academy
- Education Savings
- RIA Resources

Tools & Resources

Tools

- Portfolio Analytics Tool
- PlanVisualizer
- TargetDateVisualizer
- Fund Comparison
- Municipal Bond Ladder Tool

Resources

- Portfolio Solutions
- Forms & Applications
- Browse Literature
- Literature Order History
- Tax Center
- Fund-Specific Tax Information

About Us

Why Choose Franklin Templeton

- Sustainable Investing & Stewardship
- Global Inclusion
- Corporate Social Responsibility
- Our Investment Teams
- Careers
- News Room

Testing

Expand Testing